EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries (“the Company”) (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160) appearing in the Company’s Current Report on Form 8-K dated July 8, 2009, (ii) our report dated March 2, 2009 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, (iii) our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3) relating to the consolidated balance sheet of EPE Holdings, LLC and subsidiaries as of December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in the Company’s Current Report on Form 8-K dated July 8, 2009, and (iv) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
August 27, 2009